UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 25, 2017

Griffin-American Healthcare REIT IV, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-55775	47-2887436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18191 Von Karman Avenue, Suite 300 Irvine, California		92612
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 270-9200
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported in our Current Reports on Form 8-K filed on August 8, 2017, September 22, 2017 and September 29, 2017, we, through GAHC4 Central FL Senior Housing Portfolio, LLC, our wholly-owned subsidiary, entered into a purchase and sale agreement, or the Spring Haven Purchase Agreement, a first amendment to the Spring Haven Purchase Agreement, and a second amendment to the Spring Haven Purchase Agreement, respectively, with NIC 5 Spring Haven Owner LLC, NIC 5 Lake Morton Plaza Owner LLC, NIC 5 Renaissance Retirement Owner LLC and NIC 5 Forest Oaks Owner LLC, or Spring Haven sellers, and NIC 5 Spring Haven Leasing LLC, NIC 5 Lake Morton Plaza Leasing LLC, NIC 5 Renaissance Retirement Leasing LLC and NIC 5 Forest Oaks Leasing LLC, or Spring Haven existing operators, for the purchase of certain real property and certain other property relating to the use and operation of the real property in connection with four senior housing facilities located in Lakeland, Sanford, Spring Hill and Winter Haven, Florida, for a contract purchase price of $66,500,000, plus closing costs, and to amend certain terms of the Spring Haven Purchase Agreement. In conjunction with the Spring Haven Purchase Agreement, on August 8, 2017, September 22, 2017 and September 29, 2017, we, through GAHC4 Central FL Senior Housing Portfolio, LLC, also entered into a separate purchase and sale agreement, or the Bayside Purchase Agreement, a first amendment to the Bayside Purchase Agreement, and a second amendment to the Bayside Purchase Agreement with NIC 4 Bayside Terrace Owner LLC, NIC 4 Balmoral Owner LLC, NIC 4 Bradenton Oaks Owner LLC, NIC4 The Grande Owner LLC and NIC 4 Spring Oaks Owner LLC, or Bayside sellers, and NIC 4 Bayside Terrace Leasing LLC, NIC 4 Balmoral Leasing LLC, NIC 4 Bradenton Oaks Leasing LLC, NIC 4 The Grande Leasing LLC and NIC 4 Spring Oaks Leasing LLC, or Bayside existing operators, for the purchase of certain real property and certain other property relating to the use and operation of the real property in connection with five senior housing facilities located in Bradenton, Brooksville, Lake Placid and Pinellas Park, Florida, for a contract purchase price of $43,000,000, plus closing costs, and to amend certain terms of the Bayside Purchase Agreement. The Spring Haven Purchase Agreement, as amended, and the Bayside Purchase Agreement, as amended, are collectively referred to as the Purchase Agreements and together, provide for the purchase of certain real property and certain other property relating to the use and operation of the real property in connection with nine senior housing facilities, collectively referred to as Central Florida Senior Housing Portfolio, for an aggregate contract purchase price of $109,500,000, plus closing costs. The Spring Haven sellers and Bayside sellers are collectively hereinafter referred to as Sellers, and the Spring Haven existing operators and Bayside existing operators are collectively hereinafter referred to as Existing Operators.

On October 25, 2017, we entered into a third amendment to the Spring Haven Purchase Agreement with Spring Haven sellers and Spring Haven existing operators, and a third amendment to the Bayside Purchase Agreement with Bayside sellers and Bayside existing operators, or, collectively, the Third Amendments, to amend certain terms of the Purchase Agreements. The material terms of the Third Amendments provide for: (i) the obligation of Sellers, as applicable, to immediately cease all projects and expenditures related to the Repairs, as defined in the respective Purchase Agreements, and deliver to us complete lists of any projects related to such Repairs within three days of the effective date of the Third Amendments, including all costs and expenses associated therewith; (ii) our receipt of a $200,000 credit against the aggregate contract purchase price of Central Florida Senior Housing Portfolio in connection with such Repairs; and (iii) the deletion and replacement of the generator provision of the Purchase Agreements to address the following: (a) the obligation of Sellers, as applicable, to timely comply with the requirements of Emergency Rule 58AER17-1, or the Rule, and fund the related costs due prior to closing, including the cost of site surveys as set forth in the Third Amendments; (b) our receipt of a credit at closing against the applicable purchase price in an amount equal to one-half the average of the estimates of the costs of complying with the Rule, or the Estimates, to be established by the parties specified in the Third Amendments, less the amounts expended by Sellers and/or Existing Operators, as applicable, and approved by us; provided, however, that in the event the Estimates have not been delivered by October 30, 2017, then the parties, as applicable, shall pursue a post-closing adjustment in lieu of a credit, subject to the terms and conditions of the Third Amendments; and (c) the obligation of Sellers and/or Existing Operators, as applicable, to seek approval from us before any expenditures relating to the generator work are made; provided, however, that the failure to seek any such approval will result in such costs being eliminated from the final Estimates. No material terms of the Purchase Agreements were amended by the Third Amendments, other than as set forth above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin-American Healthcare REIT IV, Inc.
October 31, 2017
By:/s/ Jeffrey T. Hanson
Name: Jeffrey T. Hanson
Title: Chief Executive Officer